Exhibit 99.1

                                                     COMPANY CONTACT:

                                                     Rhonda Rhyne, President
                                                     rrhyne@cardiodynamics.com
                                                     800-778-4825, Ext. 1013

         CARDIODYNAMICS REPORTS PRELIMINARY SECOND QUARTER 2006 RESULTS

SAN DIEGO, CA--July 6, 2006--CardioDynamics (Nasdaq: CDIC), the innovator and leader of BioZ(R) Impedance Cardiography (ICG), today reported its preliminary financial results for its fiscal second quarter 2006. Highlights include a 17% revenue increase over first quarter 2006, the completion of a $5.25 million convertible debt financing and publication of three landmark BioZ(R) clinical trials, CONTROL, ED-IMPACT, and PREDICT.

PRELIMINARY SECOND QUARTER 2006 RESULTS:

Net sales for the second quarter of 2006 were $7.6 million, an increase of 17% over the $6.5 million reported in the first fiscal quarter of 2006, and a decrease of 19% compared to net sales of $9.4 million for the same period last year. ICG revenue for the quarter increased 17% to $4.8 million from $4.1 million in the first quarter of 2006, but decreased 30% from $6.9 million reported in the same period in 2005. The Company attributed the 17% sequential revenue growth over the first quarter of 2006 to the positive transition of the Company's sales team from a largely distributor-assisted model to a more clinically focused, direct selling approach and the increased productivity of new sales representatives which were hired in the fourth fiscal quarter of 2005 and the first quarter of 2006. The year over year revenue decrease is primarily due to the ongoing adverse effects from Medicare's hypertension policy restriction, 36% fewer territory sales managers versus the same quarter in 2005, and the short-term productivity loss associated with the Company's two corporate restructurings.

The Company reported a net loss of $2.0 million, or $0.04 per diluted share for the second quarter of 2006, an improvement of $1.5 million over first quarter 2006 and compares with a net loss of $682,000, or $0.01 per diluted share reported in the second quarter last year. The improvement in net loss during the second quarter was driven primarily by the Company's cost containment efforts and the absence of year-end audit fees experienced during the first quarter. For the six months ended May 31, 2006, net loss was $5.5 million, or $0.11 per diluted share, compared with a net loss of $1.3 million, or $0.03 per diluted share, for the same period in 2005.

Cash and cash equivalents increased to $5.9 million from $2.7 million at the end of first quarter 2006 due to the $5.25 million convertible debt financing completed early in the second quarter 2006 though offset to some extent by the Company's reduction of its bank loan by $1.3 million. Operating cash use for the second quarter of 2006 was $690,000, compared with positive operating cash flow of $300,000 in the same quarter of last year.

OPERATING HIGHLIGHTS:

During the second quarter of 2006, sales of ICG devices totaled 232 units, including 115 ICG modules, and 117 ICG monitors, 70 of which were BioZ Dx systems, 29 BioZ monitors, and 18 Medis ICG monitors. There has been over 6,350 ICG systems sold worldwide, an increase of 16% over sales to date as of second quarter 2005, and include nearly 1,400 ICG modules.

Combined ICG and electrocardiograph (ECG) sensor revenue in the second quarter of 2006 was $4.4 million, representing 58% of total sales. During the quarter, Vermed's ECG sensor revenue was a record $2.8 million representing an 11% increase over the same quarter in fiscal 2005. ICG sensor revenue for the second quarter of 2006 was $1.6 million, or 34% of total ICG net sales, a decrease of 10%, compared with $1.8 million, or 27% of total ICG net sales, in the same quarter in 2005. ICG sensor revenue increased 8% sequentially over first quarter 2006 and reversed the prior three quarters' sequential decline.

Overall gross margin percentage for the second quarter of 2006 was 47% compared to 56% in the second quarter of 2005. Gross margin percentage for the ICG business was 53% and for the ECG business 36%, compared to 63% and 40%, respectively, in the same quarter last year. The decrease in gross margin for the ICG business was a result of additional BioZ monitor inventory reserves for clinical and field demonstration systems and units returned under BioZ Dx upgrade promotions and a greater mix of the BioZ Dx units that carry a higher manufactured cost. Additionally, as a result of reduced subassembly purchase prices established from cross-border suppliers, there was a decrease in on-hand inventory value which created a charge to cost of sales. Despite the future benefits of these lower costs, this inventory revaluation negatively impacted second quarter ICG cost of sale by 8.4 gross margin percentage points. The lower gross margin in the ECG business is primarily the result of higher material costs, particularly the cost of snaps which contain silver.

As a result of cost containment measures, operating expenses for the second quarter of 2006 decreased 13% to $5.3 million compared with $6.1 million for the same period in 2005. A contributor to the expense savings has been the reduction in territory sales managers, which was associated with Medicare's hypertension policy restriction, and the Company's subsequent focus on enhanced productivity from more experienced territory managers and consolidation of low revenue-generating sales territories.

In March 2006, the Company had a workforce reduction in support services, operations and research totaling approximately 12% of the ICG segment personnel to better balance operating expenses with current revenue levels. The workforce reduction, coupled with not filling previously open positions and deferral of certain project expenses, is expected to save approximately $3 million in cash expenditures in 2006.

ACCOUNTING TREATMENT OF CONVERTIBLE NOTES:

These results do not reflect an anticipated non-cash adjustment resulting from the Company's issuance of subordinated convertible notes during the second quarter. The Company is working with an independent valuation expert to determine the appropriate valuation to be assigned to the conversion feature of the notes, which it believes should be accounted for under Statement of Financial Accounting Standards 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SFAS 133 requires that the conversion feature be separated and classified as an embedded derivative liability and recorded at fair value as of the April funding date and revalued at each reporting date, with changes in the fair value reported as charges or credits to earnings. The remaining proceeds will be allocated to the convertible instrument and a corresponding discount recorded from the face of the notes. This adjustment will have no effect on the Company's cash position or results from operations in any period. The preliminary financial results will be made final upon resolution of this accounting issue and reflected in the Company's quarterly report on Form 10-Q.

CEO COMMENTS:

"We were pleased with the sequential improvement in the business during the second quarter for both the BioZ ICG capital business and recurring sensor revenue," stated Michael K. Perry, Chief Executive Officer, of CardioDynamics. "The 2004 Medicare clarification restricting ICG hypertension use in all but resistant hypertensive patients remains a significant factor in the overall year-over-year downturn in ICG growth.

We believe the recent publications of new clinical evidence and the adjustments we have made to our sales strategies will now lead to steady growth ahead, albeit at a slower rate than was realized prior to the policy change. We were especially pleased to have the much-anticipated publication of our multi-center CONTROL study which permitted the re-opening of Medicare's hypertension reconsideration. A draft decision memorandum is due by the end of summer which, given the decidedly positive clinical results of CONTROL, lead us to be hopeful about a positive outcome in broadening Medicare's hypertension coverage for BioZ ICG technology and represents a sizable upside for our business."

Perry added, "In addition to the publication of the CONTROL trial, we were also encouraged to have two additional powerful BioZ ICG studies, Cleveland Clinic's ED-IMPACT shortness of breath trial and Milton Packer's PREDICT heart failure trial, published during the quarter. The PREDICT trial publication in the leading cardiology journal, Journal of American College of Cardiology, was the culmination of over six years of planning and research. We anticipate that all three clinical study publications will facilitate our sales and clinical sales teams to drive continued market adoption of our BioZ ICG technology."

ADDITIONAL HIGHLIGHTS:

     . Conclusion of initial comment period for the hypertension coverage review for CardioDynamics' BioZ(R) ICG Technology by Centers for Medicare and Medicaid Services

     . Completion of a $5.25 million subordinated convertible debt financing to the Company's largest institutional shareholder

     . Publication of the Company's multicenter, randomized trial called CONTROL (Consideration Of Noninvasive Hemodynamic Monitoring To Target Reduction Of Blood Pressure Levels) in Hypertension, an American Heart Association journal, demonstrating more than double blood pressure control as compared to traditional care

     . Publication of Cleveland Clinic's ED-IMPACT trial, which demonstrated that use of BioZ ICG data resulted in change in treatment 39% of the time and change in diagnosis 13% of the time in patients presenting with shortness of breath, in Academic Emergency Medicine, a leading emergency medicine journal

     . Publication of the Company's PREDICT (Prospective Evaluation and Identification of Decompensation by ICG Test) study in the Journal of the American College of Cardiology (JACC), the leading cardiology journal and the official journal of the American College of Cardiology
          (ACC) demonstrating BioZ ICG variables to be the most powerful predictor, versus standard clinical variables, of short-term heart failure emergency department visits and hospitalizations

     . Announcement of a three-year, multi-source contract with Premier Purchasing Partners, L.P., the group purchasing division of Premier, Inc. to become the sole provider of ICG products through Premier

CONFERENCE CALL INFORMATION:

Michael K. Perry, Chief Executive Officer, and Steve P. Loomis, Chief Financial Officer, will host a summary of CardioDynamics' second quarter 2006 results in a conference call today, July 6, 2006, at 4:30 p.m. (EDT). To access the conference call, dial 800-346-7359 (Code 7784). International participants can call 973-528-0008 (Code 7784). A replay of the call will be available for one month following the call at 800-332-6854 (Code 7784). The international replay number is 973-528-0005 (Code 7784). The Internet webcast can be accessed through the Investor Relations section of the Company's website at www.cdic.com or at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=86923&event
ID=1343740

ABOUT CARDIODYNAMICS:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called BioZ(R) impedance cardiography (ICG). The Company develops, manufactures and markets noninvasive BioZ(R) ICG products and medical device electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

FORWARD-LOOKING (SAFE HARBOR) STATEMENT:

Except for historical and factual information contained herein, this press release contains forward-looking statements, such as preliminary quarterly operating results, future reimbursement, publication of clinical trials and sales growth, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2005 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.

UNAUDITED RESULTS:

The results reported in this press release are unaudited and remain subject to completion of the quarterly financial review by the Company's independent registered public accounting firm and are therefore subject to adjustments as result of such review including adjustments related to SFAS 133 Embedded Derivative accounting related to the Subordinated Convertible Note issued during the quarter.

                    CARDIODYNAMICS INTERNATIONAL CORPORATION

                 In thousands, except per share data (unaudited)

                                                              THREE MONTHS ENDED         SIX MONTHS ENDED
                                                                   MAY 31,                   MAY 31,
                                                            ----------------------    ----------------------
SELECTED CONSOLIDATED OPERATIONAL RESULTS                     2006         2005         2006         2005
---------------------------------------------------------   ---------    ---------    ---------    ---------
Net sales                                                   $   7,612    $   9,370    $  14,140    $  19,048
Cost of sales                                                   4,053        4,077        6,929        7,424
                                                            ---------    ---------    ---------    ---------
Gross margin                                                    3,559        5,293        7,211       11,624
                                                            ---------    ---------    ---------    ---------
Research and development                                          582          587        1,191        1,251
Selling and marketing                                           3,691        4,339        8,259        9,522
General and administrative                                        913        1,102        2,642        2,439
Amortization of intangible assets                                 128           92          247          223
                                                            ---------    ---------    ---------    ---------
Loss from operations                                           (1,755)        (827)      (5,128)      (1,811)
Other expense, net                                               (139)          (7)        (218)         (65)
                                                            ---------    ---------    ---------    ---------
Loss before income taxes                                       (1,894)        (834)      (5,346)      (1,876)
Income tax benefit (provision)                                    (62)         145          (90)         572
Minority interest in income (loss) of subsidiary                  (14)           7          (20)         (21)
                                                            ---------    ---------    ---------    ---------
Net loss                                                    $  (1,970)   $    (682)   $  (5,456)   $  (1,325)
                                                            =========    =========    =========    =========
Net loss per common share, basic and diluted                $   (0.04)   $   (0.01)   $   (0.11)   $   (0.03)
                                                            =========    =========    =========    =========
Weighted-average shares used in per share calculation:
  Basic and diluted                                            48,813       48,792       48,809       48,771
                                                            =========    =========    =========    =========

                                                      MAY 31,     NOVEMBER 30,
SELECTED CONSOLIDATED BALANCE SHEET DATA               2006           2005
------------------------------------------------   ------------   ------------
Cash and cash equivalents                          $      5,858   $      3,615
Accounts receivable, net                                  4,450          7,359
Inventory, net                                            5,471          5,379
Current assets                                           17,092         18,203
Long-term assets                                         21,272         21,795
Total assets                                             38,364         39,998
Current liabilities                                       5,996          7,217
Long-term liabilities                                     7,317          2,777
Total liabilities                                        13,313          9,994
Minority interest                                           325            241
Shareholders' equity                                     24,726         29,763